As filed with the Securities and Exchange Commission on October 4, 2002
File No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CARMAX, INC.
(Exact name of registrant as specified in its charter)

Virginia	54 – 1821055
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4900 Cox Road, Glen Allen, Virginia	23060
(Address of Principal Executive Offices)	(Zip Code)

CarMax, Inc. 2002 Stock Incentive Plan
CarMax, Inc. 2002 Non-Employee Directors Stock Incentive Plan
CarMax, Inc. 2002 Employee Stock Purchase Plan
(Full Title of the Plans)

W. Austin Ligon
President and Chief Executive Officer
CarMax, Inc.
4900 Cox Road
Glen Allen, Virginia 23060
(Name and address of agent for service)

(804) 747-0422
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.50 per share, with associated Rights to purchase CarMax, Inc. Preferred Stock, Series A, under:(2)

2002 Stock Incentive Plan	10,000,000	$16.285	$162,850,000	$14,982

2002 Non-Employees Directors Stock Incentive Plan	100,000	$16.285	$ 1,628,500	$ 150

2002 Employee Stock Purchase Plan	1,000,000	$16.285	$ 16,285,000	$ 1,499

Total	11,100,000		$180,763,500	$16,631

(1)
The rights to purchase Series A Preferred Stock will be attached to and trade with shares of CarMax, Inc. common stock. Value attributable to such rights, if any, will be reflected in the market price of the shares of CarMax, Inc. common stock.

(2)
Estimated solely for the purposes of calculating the registration fee as contemplated by Rules 457(c) and 457(h)(1) of the Securities Act of 1933, as amended, and based on the average of the high ($17.05) and low ($15.52) per share sales prices of CarMax, Inc. Common Stock on the New York Stock Exchange on October 1, 2002.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

Not required to be filed.

Item 2.    Registrant Information and Employee Plan Annual Information.

Not required to be filed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by CarMax, Inc. (“CarMax”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this registration statement and made a part hereof:

(a)  the proxy statement/prospectus filed on August 6, 2002, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), which contains audited financial statements for the most recent fiscal year for which such statements have been filed; and

(b)  the description of CarMax common stock contained in the Registration Statement on Form 8-A filed on August 7, 2002, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by CarMax pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

None.

Item 6.    Indemnification of Directors and Officers.

The laws of the Commonwealth of Virginia pursuant to which CarMax is incorporated permit it to indemnify its officers and directors against certain liabilities with the approval of its shareholders. The CarMax Amended and Restated Articles of Incorporation, as amended, provide for the indemnification of each director and officer (including former directors and officers and each person who may have served at the request of CarMax as a director or officer of any other legal entity and, in all such cases, his or her heirs, executors and administrators) against liabilities (including expenses) reasonably incurred by him or her in connection with any actual or threatened action, suit or proceeding to which he or she may be made a party by reason of his or her being or having been a director or officer of CarMax, except in relation to any action, suit or proceeding in which he or she has been adjudged liable because of willful misconduct or a knowing violation of the criminal law.

CarMax has purchased directors’ and officers’ liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of CarMax and its subsidiaries against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by CarMax and (2) CarMax to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

4.1
Amended and Restated Articles of Incorporation of CarMax, Inc., effective June 6, 2002 (incorporated herein by reference to Exhibit 3.1 to the CarMax, Inc. Current Report on Form 8-K (File No. 1-31420) filed with the Commission on October 3, 2002)

4.2
CarMax, Inc. Articles of Amendment to its Amended and Restated Articles of Incorporation, effective June 6, 2002 (incorporated herein by reference to Exhibit 3.2 to the CarMax, Inc. Current Report on Form 8-K (File No. 1-31420) filed with the Commission on October 3, 2002)

4.3
Bylaws of CarMax, Inc., as amended and restated October 1, 2002 (incorporated herein by reference to Exhibit 3.3 to the CarMax, Inc. Current Report on Form 8-K (File No. 1-31420) filed with the Commission on October 3, 2002)

4.4
Rights Agreement, dated as of May 21, 2002, between CarMax, Inc. and Wells Fargo Bank Minnesota, N.A., as rights agent (incorporated herein by reference to Exhibit 4.1 to Amendment No. 2 to the CarMax, Inc. Registration Statement on Form S-4/A (Reg. No. 333-85240) filed with the Commission on June 6, 2002)

5.1	Opinion of McGuireWoods LLP regarding the legality of the common stock being registered*

23.1	Consent of KPMG LLP*

23.2	Consent of McGuireWoods LLP (included in Exhibit 5.1)

24.1	Powers of Attorney*

99.1	CarMax, Inc. 2002 Stock Incentive Plan*

99.2	CarMax, Inc. 2002 Non-Employee Directors Stock Incentive Plan*

99.3	CarMax, Inc. 2002 Employee Stock Purchase Plan*

*	Filed herewith.

Item 9.    Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offer.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on the 2nd day of October, 2002.

CARMAX, INC.

By:	/s/ W. AUSTIN LIGON
W. Austin Ligon President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated and on the 2nd day of October, 2002.

Signature	Title

/s/ W. AUSTIN LIGON W. Austin Ligon	President, Chief Executive Officer and Director (principal executive officer)

/S/ KEITH D. BROWNING Keith D. Browning	Executive Vice President, Chief Financial Officer and Director (principal financial and accounting officer)

/S/ RICHARD L. SHARP* Richard L. Sharp	Director and Chairman of the Board

/S/ JEFFREY E. GARTEN* Jeffrey E. Garten	Director

/S/ HUGH G. ROBINSON* Hugh G. Robinson	Director

/S/ JOHN W. SNOW* John W. Snow	Director

/S/ WILLIAM R. TIEFEL* William R. Tiefel	Director

Beth A. Stewart	Director

*By:	/s/ KEITH D. BROWNING
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

4.1
Amended and Restated Articles of Incorporation of CarMax, Inc. (incorporated herein by reference to Exhibit 3.1 to the CarMax, Inc. Current Report on Form 8-K (File No. 1-31420) filed with the Commission on October 3, 2002)

4.2
CarMax, Inc. Articles of Amendment to its Amended and Restated Articles of Incorporation, effective June 6, 2002 (incorporated herein by reference to Exhibit 3.2 to the CarMax, Inc. Current Report on Form 8-K (File No. 1-31420) filed with the Commission on October 3, 2002)

4.3
Bylaws of CarMax, Inc., as amended and restated October 1, 2002 (incorporated herein by reference to Exhibit 3.3 to the CarMax, Inc. Current Report on Form 8-K (File No. 1-31420) filed with the Commission on October 3, 2002)

4.4
Rights Agreement, dated as of May 21, 2002, between CarMax, Inc. and Wells Fargo Bank Minnesota, N.A., as rights agent (incorporated herein by reference to Exhibit 4.1 to Amendment No. 2 to the CarMax, Inc. Registration Statement on Form S-4/A (Reg. No. 333-85240) filed with the Commission on June 6, 2002)

5.1	Opinion of McGuireWoods LLP regarding the legality of the Common Stock being registered

23.1	Consent of KPMG LLP

23.2	Consent of McGuireWoods LLP (included in Exhibit 5.1)

24.1	Powers of Attorney

99.1	CarMax, Inc. 2002 Stock Incentive Plan

99.2	CarMax, Inc. 2002 Non-Employee Directors Stock Incentive Plan

99.3	CarMax, Inc. 2002 Employee Stock Purchase Plan